Exhibit 99.1

FirstEnergy Corp.	For Release: February 25, 2008
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Ron Seeholzer
(330) 384-5247	(330) 384-5783

FIRSTENERGY REPORTS RECORD EARNINGS IN 2007

AKRON, OH – FirstEnergy Corp. (NYSE: FE) today reported record net income in 2007 of $1.31 billion, or basic earnings of $4.27 per share of common stock ($4.22 diluted).  This compares to 2006 net income of $1.25 billion, or basic earnings of $3.84 per share of common stock ($3.81 diluted).  The 2007 results benefited from increased electric sales revenue, which offset higher purchased power costs.  Earnings per share also benefited from the company’s common stock repurchase programs, which reduced the average number of shares outstanding by 25 million since 2005.

Total revenues for 2007 were $12.8 billion, compared with $11.5 billion in 2006. Electric generation sales in 2007 increased 2.5 percent from 2006 results, with retail and wholesale sales up by 2 percent and 4.5 percent, respectively.  Nuclear plants produced a record 30.3 million megawatt-hours (MWH), while total generation was 81 million MWH, just under the 2006 record of 82 million MWH.

“Our commitment to continuous improvement and meeting our financial and operational goals is reflected in the record results we achieved in 2007,” said Anthony J. Alexander, president and chief executive officer of FirstEnergy.  “In 2008, we will continue pursuing cost-effective strategies for building our competitive generation business, which we believe will be the primary driver of our future growth.  And, we remain convinced that the competitive marketplace, not regulation, will provide customers with more innovative products and services and better prices over the long term.”

In the fourth quarter of 2007, net income was $268 million, or basic earnings of $0.88 ($0.87 diluted) per share of common stock, on revenue of $3.1 billion. This compares to fourth quarter 2006 net income of $274 million, or basic earnings of $0.85 ($0.84 diluted) per share of common stock, on revenue of $2.7 billion.

Increased distribution deliveries and generation revenues in the fourth quarter of 2007 were partially offset by higher purchased power costs, the effects of distribution rate decreases earlier in the year for FirstEnergy’s Metropolitan Edison and Pennsylvania Electric operating companies, and storm-related maintenance and increased system reliability spending.

FirstEnergy’s Consolidated Report to the Financial Community – which provides highlights on company developments and financial results for the year and for the fourth quarter of 2007 – is posted on the company’s Web site – www.firstenergycorp.com/ir. To access the report, click on Q4 2007 Consolidated Report to the Financial Community.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio.  Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services.  Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control more than 14,000 megawatts of capacity.

Forward-Looking Statements:  This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding our, or our management’s, intents, beliefs and current expectations.  These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words.   Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Actual results may differ materially due to the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, other legislative and regulatory changes including revised environmental requirements and possible greenhouse gas emissions regulation, the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation or other potential regulatory initiatives, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission including, but not limited to, the Demand for Information issued to FENOC on May 14, 2007) as disclosed in our SEC filings, the timing and outcome of various proceedings before the PUCO (including, but not limited to, the Distribution Rate Cases and the generation supply plan filing for the Ohio Companies and the successful resolution of the issues remanded to the PUCO by the Supreme Court of Ohio regarding the Rate Stabilization Plan and the Rate Certainty Plan, including the deferral of fuel costs) and the PPUC (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Met-Ed and Penelec), the continuing availability of generating units and their ability to continue to operate at or near full capacity, the ability to comply with applicable state and federal reliability standards, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the ability to improve electric commodity margins and to experience growth in the distribution business, changing market conditions that could affect the value of assets held in our nuclear decommissioning trust fund, pension fund and other trust funds, the ability to access the public securities and other capital markets and the cost of such capital, the risks and other factors discussed from time to time in our SEC filings, and other similar factors.  The foregoing review of factors should not be construed as exhaustive.  New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.  We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

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